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                                 EXHIBIT INDEX

9.       Opinion of Counsel and Consent

10.1 Consent of Independent Registered Public Accounting Firm for RiverSource(SM) Galaxy Premier Variable Annuity

10.2 Consent of Independent Registered Public Accounting Firm for RiverSource Pinnacle(SM) Variable Annuity

13.1     Power of Attorney for RiverSource Life Insurance Company dated
         Jan. 2, 2007.